EXHIBIT 99.1

Conference call script of Tut Systems, Inc. hosted on August 11, 2006

TUT SYSTEMS

Moderator: Salvatore D’Auria

August 11, 2006

7:30 am CT

Operator:	Good morning. My name is (Judy) and I will be your conference operator today. At this time I would like to welcome everyone to the TUT Systems Second Quarter Financial Results conference call with your host, Sal D’Auria, Chairman of the Board, President and CEO and Scott Spangenberg, Chief Financial Officer.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2. Thank you.

Mr. Spangenberg, you may begin your conference.

Scott Spangenberg: Good morning and thank-you for joining our conference call to report on our second quarter 2006 business and financial results. My name is Scott Spangenberg and I am the CFO of the company.

Before I turn the call over to Sal D’Auria, our Chairman, President and CEO, I would like to remind you that today’s conversation will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, our expectations about our revenues, cash flows, the introduction of new products, the performance of our various product lines, gross margin, total operating expenses, net interest expense, earnings per share, cash balances and restructuring activities are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current expectations and beliefs, and are subject to risks and uncertainties. Actual results may differ materially from the forward-looking statements contained herein.

Risks that relate to these forward-looking statements include the risks inherent in new and developing technologies and markets such as the IPTV market, the risk that competitors will introduce rival technologies and products, and the risk that the expected financial benefits of new technology deployments will not be achieved as a result of unforeseen costs or events. Further detailed information about risk factors that may impact our business is set forth in our periodic filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

Now I would like to turn the call over to Sal for his opening remarks.

Salvatore D’Auria:	Welcome, everyone, to our early morning conference call. While revenue in the first half of ‘06 was 17% ahead of revenue in the first half of ‘05, Q2, 2006, revenue was below our expectations and it was a frustrating quarter for TUT.

While the interest in IPTV continues to grow, we experienced a pause in the decision-making process from new IOC and PTT customers. While our current customer base has very high interest in HD, high-definition, upgrades we were unable to fulfill that need in Q2. While the customer trials are going very well with our new PBN products, we sold all the products we had manufactured by our contract manufacturers in the quarter but we were short of our goals.

While we are making real progress with various Tier-1 opportunities we are unsure of the exact timing. We do believe that we will return to growth mode in Q3 and we’re optimistic that we’ll begin to see those opportunities stalled in our now larger funnels begin to increase their momentum starting in Q3 and becoming even stronger in Q4.

I’d like to turn it over to Scott to go through the detailed numbers and I’ll give you some more insight into each of those opportunities.

Scott Spangenberg:	Thanks, Sal. First of all I would like to review our operating results.

Our total revenue for the second quarter ended and six months ended June 30, 2006, was $8.1 million and $19.6 million, respectively, compared with $9.7 million and $16.7 million for the same periods ended June 30, 2005. Our Q2 2006 revenue represents a year over year decrease of 16.3% from Q2 2005 and a sequential quarter decrease of 29.7% from Q1 2006. Our revenue for the first six months of 2006 represents an increase of 17.3% when compared with the first six months of 2005.

Our revenue from video processing systems products was $6.8 million, a decrease of $0.1 million or 1.3% compared with the second quarter ended June 30, 2005, and a decrease of $3.7 million or a 35.0% decrease compared with first quarter 2006 revenue of $10.5 million.

The sequential and year over year decrease in second quarter video processing systems revenue was due primarily to potential new IOC and PTT customers extending their purchase decisions.

Sales of video processing systems products increased from $12.8 million in the six months ended June 30, 2005 to $17.3 million for the six months ended June 30, 2006.

Revenue from our private broadband network products in the second quarter of 2006 was $1.2 million. This was an 8.6% decrease from second quarter 2005 revenue of $1.3 million and 15.2% increase from last quarter’s revenue of $1.0 million. Revenue from private broadband network products decreased by $0.2 million from $2.4 million in the six months ended June 30, 2005 to $2.2 million in the six months ended June 30, 2006.

The year-over-year decrease in our private broadband network product revenue is primarily the result of the transition from products at the end of the product life cycle to our next generation products. The sequential quarter revenue increase includes revenue from our new T2 product line. Based on the level of customer interest we are experiencing for our new T2 product line and as we resolve production related issues, we expect revenue from our private broadband network products to increase in future quarters.

International revenue was $0.8 million or 10.4% of our total revenue for the second quarter of 2006 compared with $1.5 million or 15.6% in the second quarter of 2005. On a year to date basis, international revenue was $3.1 million or 15.5% compared with $2.8 million or 16.6% for the same period last year.

One customer, Iowa Network Services, Inc., accounted for 13% and 10% respectively of our revenue for the three and six months ended June 30, 2006. One customer, FTC Management, Inc. accounted for 15% of our revenue for the six months ended June 30, 2005. No customers accounted for greater than 10% of our revenue during the second quarter of 2005.

For the quarter ended June 30, 2006, our cost of goods sold was $5.7 million compared with $6.2 million for second quarter of 2005. Cost of goods sold in the first quarter of 2006 was $7.6 million.

The year-over-year decrease in the second quarter cost of goods sold of $0.5 million was due to a $0.5 million charge recorded during the second quarter of 2005 for the amortization of backlog associated with the Copper Mountain merger. Amortization of intangibles included in cost of goods sold was $0.4 million for the quarters ended June 30, 2006 and 2005.

Our gross profit for the second quarter of 2006 was $2.4 million compared with $3.5 million for the second quarter of 2005 and $4.0 million for the first quarter of 2006. Our gross margin was 29.6% for the quarter ended June 30, 2006, compared with 36.0% for the same period in 2005. When compared to our first quarter 2006 gross margin of 34.3%, our second quarter 2006 gross margin decreased by 4.7 percentage points. This sequential quarterly decrease was primarily the result of our fixed costs and overhead representing a higher percentage of cost of goods sold.

Operating expenses were $6.7 million for the quarter ended June 30, 2006, excluding a $0.4 million restructuring charge. Compared with first quarter 2006 operating expenses of $7.1 million, our second quarter operating expenses declined by $0.4 million. Cost of outside services and travel decreased by $0.3 million and $0.1 million, respectively. The decrease in operating expenses was mainly the result of our restructuring actions and cost savings initiatives. Included in our operating expenses was $0.3 million of stock compensation expense associated with the adoption of SFAS 123R. As a reminder, we began expensing the costs associated with share based compensation at the beginning of this year. Previously these non-cash expenses were not charged to operations, but were footnoted in our financial statements.

The net loss for the quarter was $4.6 million. After taking out non-cash charges of $1.2 million for stock compensation expense, depreciation and amortization and interest expense, our EBITDA for the quarter was a negative $3.4 million. Our net loss for the second quarter 2005 was $4.5 million. On a basic and diluted per shares basis, our loss was 14 cents in 2006 compared with a loss of 17 cents in 2005.

Our year to date net loss was $7.8 million and 23 cents per share compared with $7.8 million and 31 cents per share for the same period in 2005.

Now, regarding our balance sheet and cash flows.

Cash and cash equivalents totaled $7.4 million at June 30, 2006, a decrease of $3.0 million from June 30, 2005.

Accounts receivable and unbilled revenue increased by $2.9 million from $11.0 million at June 30, 2005 to $13.9 million at June 30, 2006. The increase in accounts receivable and unbilled revenue resulted primarily from longer digital Headend system implementation timelines attributable to the availability of third party MPEG-4 set top boxes and related third party middleware integration. Excluding the unbilled revenue, DSOs or days sales outstanding were 114 days at quarter-end, compared with 79 days last quarter and 77 days at June 30, 2005. Since the end of the second quarter our cash collections totaled $3.6 million.

Inventories were $11.4 million at June 30, 2006 compared to $4.8 million a year ago. Inventories increased to support anticipated higher revenue.

Our line of credit was $7.7 million at the end of the quarter and $5.0 million at June 30, 2005. Accounts payable and accrued liabilities were $11.3 million at June 30, 2006 and $9.0 million at June 30, 2005. The increase in accounts payable and accrued liabilities was primarily due to increased inventory purchases in the second quarter of 2006.

Regarding cash flow, cash used in operating activities reduced to $7.0 million for the six months ended June 30, 2006, compared with $7.6 million for the same period in 2005. Sources of cash from operating activities for the six months ended June 30, 2006, include accounts payable and accrued liabilities of $2.4 million, accounts receivable of $1.0 million and non cash expenses such as depreciation, amortization, and non-cash compensation of $2.1 million. Uses of cash in operating activities for the same period include inventories of $ 4.7 million and prepaid expenses of $0.1 million.

Cash provided by investing activities was $1.1 million for the six months ended June 30, 2006, compared with $0.4 million for the same period in 2005. During the six months ended June 30, 2006, cash provided by investing activities included proceeds of $1.7 million from short-term investments. Partially offsetting this were additions to property and equipment were $0.6 million.

Cash from financing activities was $1.1 million for the six months ended June 30, 2006, compared with $5.1 million for the six months ended June 30, 2005. The cash from financing activities in 2006 included proceeds from our bank line of credit of $0.6 million and net proceeds from the issuance of common stock of $0.5 million.

Let me now turn to our forward-looking guidance. Remember that the forward-looking statements that I am about to make are subject to many risks and uncertainties as described at the beginning of this call. Further, because of the high cost per unit of our headend systems, if we were to sell even one less system than our forecasted number of headend sales per quarter, such a decrease in sales volume would have a material and adverse impact on our revenue for that quarter.

We are providing the following guidance for the third quarter of 2006.

We expect third quarter revenue to be approximately $8.2 to $8.5 million. This forecast does not include any revenue from the tier one opportunities we are pursuing.

We estimate that our gross margin percentage, including amortization of intangibles of $0.4 million, will be approximately 30% with possible moderate growth for the third quarter.

We estimate that our third quarter operating expenses will drop to approximately $6.4 million.

We expect net interest expense for the second quarter to be approximately $0.2 million.

And we expect the weighted average number of shares outstanding to be approximately 33.8 million shares for the third quarter.

This concludes my financial comments and guidance. I would also like to remind everyone that we will not be reviewing or commenting on financial models or providing additional details to our expectations after this call or during the quarter. We also wish to remind you that our actual financial results may vary materially from our guidance due to factors that are unforeseen or whose results are unpredictable at this time.

Now, I will turn the call back to Sal for further comments.

Salvatore D’Auria:	Well, thank you, Scott. You may remember that we point to four growth areas for our business – one, the new IOC/PTT customers; two, the upgrade cycle with our existing customers; three, the new activities from our PBN private broadband division and last but not least, the Tier-1 opportunities that we’ve been pursuing for some time.

I’d like to make some further comments on each of these. As we look at our new IOC and PTT business we believe that we will see increased new customer activity in Q3 but don’t expect the pause to completely pass until approximately Q4 given the IPTV market conditions. We do believe that we will be increasing new customers in that period.

Number two, relative to our current customer base, upgrades to MPEG-4 HD will begin to be meaningful in Q3 and will become even more significant in Q4 as the set-top box, middleware, conditional access options improve and reach a more full availability position.

Relative to our PBN division, our private broadband network division, T-2 trials – a new product – and initial deployments with hotels, service providers and even some hotel chains directly they’re going very well around the world.

Manufacturing will increase in our Q3 timeframe and the new XLP product, which is in beta, is getting very positive feedback from our trials from around the world.

Relative to Tier-1, as we announced earlier this week in a Web cast conference we are making meaningful progress with the Tier-1 activities we’re pursuing. We were notified in recent days that we have made the short list for a very large opportunity. We are very excited about getting to this step in the process after more than a year of very diligent work.

When we inquired about the timing of the decision, the final decision in this opportunity, we did not get a very clear answer. We expect to get further visibility into the timing of this opportunity in the coming weeks.

This is a very large opportunity and by the way, as Scott mentioned, we have not factored Tier-1 business into our Q3 guidance.

Relative to our balance sheet we are confident that we have a variety of responsible options to enhance our balance sheet if we choose to. We will not lose a Tier-1 or a Tier-1 partner relationship over our balance sheet. We will continue to analyze this very closely and only take the most pragmatic actions.

In summary, we believe that we are quickly seeing a stabilization of our core business and will return to growth in Q3.

Given the macro factors, we are being very conservative on the growth projections for Q3 as Scott has talked about. While there is upside, we think it is appropriate to be extra cautious given the market’s response to our disappointing Q2.

Q4 may be a very interesting quarter for us as the IPTV market settles down, tier 1 business becomes clearer, and opportunities stalled in our funnel increase in their momentum.

Again, we think that we’re very quickly coming back to a stable environment with our core business and we’ll see that growth, and again Q4 could be significant growth beyond that.

With that, I’ll open it up for questions.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star then the number 1 on your telephone keypad.

We will pause for just a moment to compile the Q&A roster…

Your first question comes from the line of Anton Wahlman with ThinkEquity...

Mr. Wahlman, your line is open.

There is no response from that line. We will move to the next question that comes from the line of Brian Wilkinson with Louis Asset Management.

Brian Wilkinson:	Hey guys. A quick question about the balance sheet and the options you mentioned that you may have to make sure that you don’t miss these opportunities. Can you just expound on that?

Salvatore D’Auria:	Well, I think the key thing is to understand that we are again watching this very, very closely. We are in an interesting time with – particularly with tier 1 opportunities. And again I stress tier 1 partner relationships. And again, we have been, you know, offered many different opportunities and as appropriate we’ll balance the timing of tier 1 activities with that again what I would call pragmatic action associated with that.

Again, this is something that we’re watching very, very closely and we will take the appropriate actions as appropriate.

Brian Wilkinson:	Okay. How much capacity do you have to borrow?

Salvatore D’Auria:	Our total line is $10 million. As you know, it’s a revolver with Silicon Valley Bank. And it’s as a percentage of receivables all of our borrowing on the revolver is off of a formula with receivables.

Brian Wilkinson:	And what’s outstanding on that currently?

Salvatore D’Auria:	Scott?

Scott Spangenberg:	At quarter end we were at $7.7 million.

Brian Wilkinson:	Okay.

But you mentioned the tier 1 activity you expect to find something out within this quarter ideally? I mean, it seems like things are sort of coming to a head pretty soon here?

Scott Spangenberg:	We believe that we are nearing the end of that very long and arduous cycle and we’re very happy about what we’re hearing. We are still a bit frustrated about the timing, but we do believe that in Q3 it will become much clearer. And as appropriate back to your earlier question, we’ll deal with any balance sheet issues that they have.

Brian Wilkinson:	Sure. Thank you.

Operator:	Thank you. Once again if you would like to ask a question at this time, please press star then the number 1 on your telephone keypad...

Your next question comes from the line of Jay Albany with Callisto Capital.

Jay Albany:	Hey Sal.

Could you give us just a little more color on why you’re comfortable with the balance sheet and kind of make us – give us a little more commentary on why we should be comfortable with that going forward?

Salvatore D’Auria:	Sure, Jay. I’ll do my best to do that.

I mean, we – again we’re not being theoretical about opportunities that are out there. We, you know, we know that we have a lot of good investors in the company and we’ve been contacted by many investors and have come to the conclusion that we have some very clear options if we so choose.

And this is not a theoretical comment as much as a comment about resources that we know we have in the wings if necessary.

Jay Albany:	Great. Thanks very much.

Operator:	And we’ll give another opportunity for questions at this time. Please press star-1 if you would like to ask a question…

At this time there are no further questions. I will now turn the call back over to Mr. D’Auria.

Salvatore D’Auria:	I would give people a few more moments here. I suspect we have some people out there with some additional questions and sometimes in these early morning conference calls are a bit shy in asking their questions…

Operator:	And we do now have a question from Michael Zelvin from Brill Securities.

Michael Zelvin:	Yeah, hi guys.

Salvatore D’Auria:	Good morning, Mike.

Michael Zelvin:	Hi Sal.

Can you give a little more color on the set top box shortage and any insight there as to what exactly happened and how it might be prevented going forward?

Salvatore D’Auria:	Yeah, no, that’s something that we’ve been spending a lot of time on. In fact it was just two days ago that I spoke to a CEO of a set top box manufacturer to get a very recent update on where things are.

I guess the thing I’d like to make sure everyone understands is that there are set top boxes out there today. They’re – I’m talking about MPEG4 set top boxes that are out there today. They are what I would call first generation. They are primarily based on DSPs. They have I’d say appropriate sort of first generation technology. Many of them only provide the decoding for standard definition.

There is a new wave of set top boxes coming out. They – that include not only standard definition but high definition. And we, you know, we are hearing that they are imminent in their availability.

This CEO, the call I had with him the other day, he promised that he would be shipping his first set top boxes by the end of August, beginning of September.

But there’s another factor here that I think is important for everyone to understand is that this ecosystem is more complicated than just having the set top box available. There’s also a middleware component and a conditional access component, which all come from different vendors. And there needs to be the appropriate integration and combination of the set top box, middleware, and conditional access. And there are many, many permutations of this.

When it comes to the customer, the customer likes to choose what they like to choose. And they may say well, I like this set top box, I like this conditional access, and I like this middleware. I like this set top box, it has DVR capability, whatever it might be.

So again, to give you a perspective on exactly where we are, there again are some set top boxes available. They’re mostly only SD. There are some SD/HD combinations that will be available beginning, you know, at the end of this month.

And as we go through the rest of Q3 and Q4, you will see more and more of these combinations available.

As I mentioned, we’re starting to see increased momentum in our business and predicting that for Q3. But we’re realistic in understanding that not all of the combinations of set top boxes and middleware and conditional access will be available in Q3. And some of those that some of the customers will be waiting for will be available in Q4.

You know, therefore we are predicting that Q4, you know, could be a very interesting quarter for us because of the increased activity level or increased option level on the set top box side.

And again, this is not theoretical. This is speaking directly to, you know, the senior executive at a company that makes their business around set top boxes. So as you hear about set top boxes, again be very diligent in understanding how complicated it is and where it puts the customers.

Again, we do believe that things are every day, you know, getting better and meaningfully better. You know, there are a number of customers that we know of that are waiting for some of those products that come out in August.

Michael Zelvin:	Right.

Is this a problem, I mean, that you could have foreseen? Or is this sort of an evolving problem that you’ll be able to see in the future…

Salvatore D’Auria:	I think…

Michael Zelvin:	…if something like this were to happen?

Salvatore D’Auria:	Well, I think a couple of things. I think that we will see as we go through the, you know, Q3 and Q4 timeframe a turn to what would call a steady state availability of a broad range of options.

You know, back to what we can foresee and not, I think that not just us, but I think the industry has been a bit surprised at how long it’s taken for some of these set top boxes to be available.

And I think, you know, the ecosystem goes back before the set top boxes and includes the ASICs, the chip sets that are made for these things.

And one last comment there in that this is impacting all set top box manufacturers. And while they’re, you know, some are being done sooner than others, it isn’t like it’s just the small guys that are behind. Everyone is a bit behind.

And, you know, we – but again I think that we’re seeing some of these things and that’s why we’re predicting, you know, growth in Q3 and potentially significant growth in Q4.

Michael Zelvin:	Right.

Obviously we’re all looking forward to whatever potential contracts you may ultimately get with tier 1s, but I think most shareholders are concerned about feeling that you’re stable in your core business. And I’m trying to address that, so I appreciate…

Salvatore D’Auria:	Yeah.

Michael Zelvin:	…your comments.

Salvatore D’Auria:	Yeah, no. And again, I think hopefully – I’m losing my voice today, so I’m sorry if I didn’t make, you know, I curtailed my comments in the opening part.

But the, you know, we see that our core business is stabilizing and we are very excited about the progress on tier 1s. We’ve been working, very, very hard on that.

And by the way, the tier 1 opportunities that I’ve talked about are not being held up by set top boxes.

Michael Zelvin:	And that’s (in the)…

Salvatore D’Auria:	Just to clarify that point.

Michael Zelvin:	And that shouldn’t be an issue should you get a large tier 1.

Salvatore D’Auria:	They’re not dependent upon the availability of set top boxes. It’s not being held up for that reason in any way.

Michael Zelvin:	Okay, thanks. That’s all I had.

Operator:	Your next question is a follow-up from the line of Jay Albany with Callisto Capital.

Jay Albany:	Hey Sal.

I just was hoping you could just as kind of follow up on the balance sheet question if you could maybe kind of give a little more detail or clarify some of the options you were referring to or what kind of financing you might – that are if you were to have to draw?

Salvatore D’Auria:	Yeah, I think that the – it’s hard to give any more, you know, detail, not appropriate to give any more detail other than to say that we have numerous paths that are not theoretical and we’d like to match those with the, you know, with the need that we have. And again, we very much connect the tier 1 opportunities and balance sheet very closely together.

So again, it’s hard to be appropriate and give you more detail other than to say the key word is we have confidence that there are real opportunities that are in the wings have we so – if we so choose to do that.

And I’d say that when I say in the wings, that they, you know, that they’re there for us in a, you know, in a very short period of time if we push the green go button on any of those things. We’ll – as we look at the – again, the buttons are in front of us and we’re just making sure we have the right glasses on the opportunities.

Jay Albany:	Have you considered something equity-based?

Salvatore D’Auria:	As you might imagine that we have looked at a variety of things, from equity to debt to other lines of credit and have fully vetted the opportunities, the impact of the opportunities, and the – most importantly the impact of the – of those opportunities on our future business…

Jay Albany:	(Okay).

Salvatore D’Auria:	...which again is a key driver. And that’s – just understand that that’s what we, you know, we’ll take the appropriate actions to gain the appropriate position and business.

Jay Albany:	Thanks very much.

Operator:	Once again if you would like to as a question, please press star-1 on your telephone keypad…

Your next question comes from Bill Morrison with Ryan Beck & Company.

Bill Morrison:	Good morning, Sal.

Salvatore D’Auria:	Hi Bill. How are you?

Bill Morrison:	Good thanks.

Was curious, is there – do you have a backlog number on the private broadband business?

Salvatore D’Auria:	Actually we – even internally we don’t track backlog on that business. We do track our various trials given that there’s a very leveraged model with the PBN business in the hotel space. Given that we work with the service providers that service hotels, you know, we – what we do is we track their, you know, their deployment possibilities and relate those trials, which may be – the trials I would say, initial property deployments with their overall deployment.

So we don’t again even internally think of it as backlog as much as the activities with these service providers. And I didn’t mention specifically on this call, but I’ve mentioned recently in public that we have trial activities going on around the world with top tier hotels. And I believe we now have I think three of the top tier service providers in that space either having – either trialing or deploying some of our T2 product today.

So don’t underestimate the impact of that business over the next couple of quarters as we more fully roll out that product line around the world.

Bill Morrison:	Very good.

And the second question is do you have any, you know, visibility into the, you know, the transcode, HD transcode business? Since it just came out late in the quarter, is there a significant backlog or order book there?

Salvatore D’Auria:	Yeah.

So – and I – this is – I’ve also again recently commented in public web cast forums about this, but I think for this group I’ll make sure that for those of you who haven’t heard this, we do have what I would characterize as millions of dollars in between backlog and what I would call pent-up demand in this space.

Our customers are very, very anxious to put HD channels in the service lineup. We saw I would say minimal revenue in Q2. It really was very, very limited in Q2. That will increase and become meaningful in Q3. And as we sort of map out the upgrade cycle, we believe that Q4 will be significant in this – in the revenue.

And the whole cycle given the demand, we don’t think this is a two-year cycle as much as more like a nine-month and 12-month cycle. And to remind everyone that today we have over 160 service providers out there. I think it’s fair to say that all of those are – or 99% of those are standard definition-based. They all are getting pressure from other alternative services providers, cable and satellite. They all need to stay competitive.

And as I’ve mentioned recently in public, if you kind of put magnitude on this, even if you think of 100% of these customers upgrading, if you think that HD, for rough purposes, imagine it’s $30,000 a channel and you need a minimum of about ten channels to make a competitive service offering, there’s $300,000 from 100 customers, that’s about a $30 million opportunity set.

And this is significant; make no mistake about the value of that upgrade potential with these customers. And again, in Q3, it will become meaningful and in Q4, we believe that, again, consistent with some of those set-top box, conditional access, middleware, things we talked about earlier, that we believe that it will really begin hitting its stride and we think continue through the early mid-part of ‘07. So do not underestimate that part of our business.

Bill Morrison:	Okay. Finally on the short-listed Tier 1, do they have any kind of - you know, do they communicate any budget for this year or next year and even though the timing is not yet, you know, clear, is there some kind of an indication of when they might start?

Salvatore D’Auria:	Again, the most frustrating part of it is the timing part; the most exciting part about it - actually, there’s two things that are exciting for us is that this is a very, very large opportunity, this may be our largest opportunity there and to go to the - this very small group and next step is something that, again, we’ve worked very hard to get there.

And again, we’re not done yet but - and they’re not being, you know, very clear on their timing guidance but we’ve heard there are no indication of it being any smaller an opportunity than we’ve previously been told, which, as you might imagine, this is a - well, it gets our interest because of the magnitude of the opportunity.

Bill Morrison:	Okay. Thanks, Sal.

Salvatore D’Auria:	Thank you, Bill.

Operator:	Your next question comes from the line of Peter Conrad with Kopp Investment Advisors.

Peter Conrad:	Good morning, gentlemen.

Salvatore D’Auria:	Good morning, Peter.

Scott Spangenberg:	Good morning.

Peter Conrad:	You know, while you focused your comments on the Tier 1 opportunity where you’ve been short-listed, and that’s exciting to see some progress there, are you seeing any progress in any of the other Tier 1 opportunities ? You know, are some decisions getting closer; are some dropping out? Just some context as to where things are progressing.

Salvatore D’Auria:	Yeah. We believe - that’s a good question. Again, we try to - we do our best to give you those facts as we - the definitive facts as we get them. Again, moving on steps like to a short-list are definitive and easy to communicate. We do believe we’re making progress on other opportunities as well. Some of those may not have passed as definitive a milestone as the one we mentioned but we do believe that we are making progress.

And the thing that makes us feel good about that is that when we look at the competitive environment where - and certain opportunities, we continue to be, you know, very, very confident about our product uniqueness and competitive position. So yes, Peter, we are making progress in others and as we hear clear definitive things, we will communicate those as appropriate.

Peter Conrad:	Great. Thank you.

Salvatore D’Auria:	Thank you.

Operator:	Your next question is a follow-up from the line of Michael Zelvin with Brill Securities.

Michael Zelvin:	Yes. Guys, do you have any new projections for when you’ll be cash flow positive? Is there still a potential for it to be in the fourth quarter?

Salvatore D’Auria:	That’s a good question. You know, we - again, we - as looking to Q4, Q4 could be a very interesting quarter for us there. Remember, with our multiple set of opportunities, we - which by the way - and really, Q2 was, internally, we call it the perfect storm where our four growth areas were - none of the four were really producing, hitting their stride in Q2. We believe that that began to change in Q3.

But if they all - or maybe a majority of them begin to produce as we expect them to in Q4, it could change our Q4, you know, profile significantly. I think everyone can understand that relative to a Tier 1 but I don’t think people appreciate that, you know, we don’t need a Tier 1 to change our profile.

So we have not given quantitative guidance relative to Q4. We - I’ve indicated that we are - we’re bullish on Q4 and you can extrapolate that to it’s certainly - it’s possible that Q4 could be EBITDA positive, it’s unclear at this time as we, you know, are navigating this Q2 sort of discontinuity.

So it is possible we’re not guiding at that pace at this time but there are scenarios where our four growth pieces of our business cycle in a certain way to be very positive there. But again, we’re not guiding to that now, but to be clear, we are guiding that Q3 will grow and that - and there may be some upside in Q3 but we’re being very cautious because of, you know, the - again, the response that we’ve seen from the marketplace relative to Q2.

Michael Zelvin:	Okay, thanks, guys.

Operator:	Again, to ask a question, please press star, 1 on your telephone keypad.

Your next question comes from Richard Pew with Richard Pew Investment Company.

Richard Pew:	Good morning.

Salvatore D’Auria:	Good morning, Richard.

Scott Spangenberg:	Good morning.

Richard Pew:	Sal, I enjoyed thoroughly your presentation in Boston and I have sort of a general question which may seem a bit naïve but it seems to me that the telephone companies are in a position where they have to go after the TV business since the cable companies are going after the telephone business. Am I missing something here?

Salvatore D’Auria:	No, not at all. You’re absolutely right on to the major premise for the IPTV revolution. This is why large companies and small - large telephone companies and small telephone companies are all getting - you know, are getting into the IPTV space. There’s no question in my mind, there’s no question in I think, you know, a broad group of analysts out there that every telephone company needs to be a triple-play service provider and they are -- they all are working to do that.

Unfortunately, I think that there are - that a lot of the - particularly, the larger tier service providers, telephone companies, are a bit behind in their rollouts and their build-outs which has sort of stretched out some of these things in the marketplace. And I think that we - you know, we saw somewhat of an impact of that in Q2.

And they’re not yet on track yet but it is absolutely imperative that they offer a triple-play service offering in the marketplace and we believe that we are very well positioned to take advantage of that and we’ll - you know, as we’ve seen - and remember, before Q2, we had seven sequential quarters of growth and we - with Q3, we expect to get back on that trail and expect to bring IPTV to more and more service providers around the world.

Richard Pew:	All right. I would just like to make an observation. It seems to me that you guys are standing in front of a tsunami of growth and you sound terribly conservative about your future compared to what seems to me to be an inevitable just stream of very rapid growth in front of you.

Salvatore D’Auria:	Well, we may seem a bit conservative today but, you know, we do think the momentum is there. And you’re right; I think it’s a giant wave of opportunity that we are very well positioned for. And I think that, you know, those people who’ve seen cycles, particularly in the telecom area, know that sometimes there’s a slight pause before the storm hits.

And we think that, again, we’re well positioned and we think that these ecosystem elements that we’ve talked about will go from that, you know, early - earliest phase to really across that chasm to the steady state that enables that tsunami to happen.

Richard Pew:	One other question, once you’ve made the initial sale of equipment, are there follow-on revenues or service level of revenue or something that comes from the equipment once it’s installed?

Salvatore D’Auria:	Yeah. Actually, there’s - I would say there’s - I would characterize it as a small amount of service revenue, something that, you know, is sort of 5% to 10% type of a revenue stream from the customers from a service side. More importantly, there is - there are significant upgrades that our customers will make over time.

The - not - you know, we have been, you know, back in - well, in 2005 and back in 2004, in any period, you know, 30% of our business can be upgrade business with our customers.

But now, as I mentioned relative to the HD cycle, 99% of our customers are offering only SD -- Standard Definition television channels. All of those guys talk about a tsunami, all of those guys will respond to the tsunami of High Definition television and, as I partially quantified earlier, this is, you know, in excess of a $30 million opportunity that we see with our customers out there.

So it’s beyond the, you know, nominal 5% to 10% service revenue, beyond the normal I’d like to add a few more Standard Definition channels. We are now entering this cycle of the HD upgrade which, by the way, is a very easy upgrade for our customers, they can add a few more cards to their system, not do a forklift upgrade, not, you know, change the management system and begin to offer the HD channels alongside the SD channels and their lineup. We make it very easy for them. We are - you know, we are very much the sort of natural path for them to do an upgrade and feel very well positioned in those environments.

And one last thing, I’ve mentioned this in one of the recent conferences, as a quantitative example, our first HD customer that we had in Q2, we went out and visited, showed them the demonstration without a set-top box because if there was - there weren’t - there was no set-top box available, but they were so impressed with the quality of our transcode solution that they put an order in within a number of days. And they ordered something like $260,000 of HD but at the same time, they added additional other elements to their purchase order and the total purchase order was in excess of $600 - or $600,000 from this customer.

So we believe that that install base is right for various upgrades and this HD upgrade is one of the, again, most immediate and largest.

Richard Pew:	Finally, you talked about financing and someone asked and I think alluded to that you might be issuing additional stock; is that in the - do you see that as a possibility?

Salvatore D’Auria:	You know, like I said earlier, we’ve looked at the - you know, all of the - we know what all of the different mechanisms and, again, not just from a theoretical standpoint but from an actual, you know, opportunity standpoint, and, you know, we’ll - we didn’t say we’d be issuing more - you know, more stock in doing this, we said we have the opportunities and we’ll be pragmatic about pushing the button if we need to. That may take the form of equity, it may take the form of debt, it may take the form of, you know, other types of vehicles, and I think that they’re all options for us and, you know, we’ll take the best option for the - our shareholders and the growth of our company.

Richard Pew:	Okay. Thank you very much.

Salvatore D’Auria:	Thank you for your questions.

Operator:	Your next question is a follow-up from the line of Michael Zelvin with Brill Securities.

Michael Zelvin:	Hi, guys. I hope I’m not overstaying my welcome here. Harmonic just came out with their new HD encoder and I was wondering if you can address everybody on your continued technological advantage over your competitors these days?

Salvatore D’Auria:	Yeah. We’ve - it’s a good question, (Mike). Thanks for that question. The - when you - we’ve recently seen in the press an announcement about a new Harmonic product that is not available yet but I think will be sometime in the next couple of months. The - we have not seen the product upfront or, you know, directly; this again is not in the marketplace. We have not heard from any of our customers that they’ve seen it. We have not lost, in the U.S., to HD - or to Harmonic on the HD front or SD front.

What - from what we’ve gleaned from the information and the - in the press, this is once again a pizza box approach, this is not a chasse-based product. We can guess that it’s - our guess is that it’s not a teleco-grade product. It - you know, by not being a chassis, it - that could have limited flexibility in its ability to process numbers of channels. We know that most of our customers will prefer - significantly prefer to have a single box chassis solution.

And I think that the key thing is, and someone asked earlier about our transcoding, people need to understand that our transcoding solution for HD is a very efficient solution. We believe that with the Harmonic product, again, from what we can glean from the press that they will need two separate boxes to do what we do in one box.

We - again, we will, on a transcode, which means taking MPEG-2 HD and turning it into MPEG-4 HD, you know, further compressing it and putting it into the MPEG-4 format, is a one-step process, a one-box process for us. For others like Harmonic and like this new product we believe is they would have to put the MPEG-2 into a box and process it before they put it into their new box to turn it into MPEG-4.

So again, we think that we have an advantage from, you know, single box, chassis-based teleco-grade product and we think that we will continue to do well with our product against competitors like Harmonic and others.

Michael Zelvin:	Thanks again, guys.

Operator:	There are no further questions at this time. I will now turn the call back over to Mr. D’Auria.

Salvatore D’Auria:	Well, thank you all for joining us this morning. I’m sorry; I’m losing my voice here. And I hope we’ve given you some insight about the issues we saw in Q2. I hope that you all understand that Q3 gets our core business back on track. I hope that you all understand that we do have some very interesting opportunities with Tier 1s. And we very much look forward to getting back on track in a big way and we look forward to the potential upside in our business. So again, thanks for joining us and thanks for your insightful questions.

Operator:	This concludes today’s TUT Systems Second Quarter Financial Results conference call. You may disconnect at this time.

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